Exhibit 10.25

FIRST AMENDMENT TO

SEVERANCE/CHANGE OF CONTROL AGREEMENT

Patrick M. Fahey

This First Amendment to Severance/Change of Control Agreement (this “Amendment”) dated this 22nd day of July, 2002, is made by and between PACIFIC NORTHWEST BANCORP and PACIFIC NORTHWEST BANK (hereinafter referred to jointly as the “Company”) and PATRICK M. FAHEY (the “Executive”), who agree as follows:

Recitals

This Amendment is made with reference to the following facts and objectives:

A.            The parties entered into a Severance/Change of Control Agreement dated November 21, 2000 (the “Agreement”) in which the Company agreed to provide benefits to the Executive in the event of severance or change of control.

B.            The parties desire to amend the Agreement to change its name to “Severance/Change of Control/Health Insurance Agreement” and to provide for health insurance benefits upon termination of employment.

Amendment

1.             Paragraph 5, “Termination of the Agreement,” shall be deleted in its entirety and there shall be inserted in its place the following:

5.             Termination of the Agreement.  Except for Paragraph 6, “Health Care Insurance,” which shall survive the termination of this Agreement, this Agreement shall terminate if the Executive shall voluntarily resign, retire, become permanently and totally disabled, or die; provided, however, if the Executive becomes permanently and totally disabled or dies after the Board of Directors has authorized proceeding with negotiations which result in a Change of Control or within twelve (12) months after a Change of Control, if the Executive is then employed by the Company, the Executive or his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, as the case may be, shall be entitled to receive the Change of Control payment under Paragraph 1(c) hereof.

2.             The following new paragraph shall be added as Paragraph 6 of the Agreement:

6.             Health Care Insurance. Upon termination of the Executive’s employment by Company (other than discharge for cause as defined above) whether such termination is under Paragraph 1, “Severance Benefits,” or voluntary resignation, retirement, disability or death, the Executive and/or his spouse shall receive the following health benefit coverage following such termination of employment.

(a)         The Company will pay all premiums for benefits to the Executive and his covered spouse and dependent children under and subject to the term of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(b)           Upon expiration of any applicable COBRA coverage period, if the Executive and/or his spouse are not then entitled to enroll for Medicare, the Company shall provide, at its expense, an individual health insurance policy for the Executive and/or his spouse which will provide them with health care benefits as nearly equivalent as possible to those provided the Executive and his spouse by the Company prior to the Executive’s termination of employment.

(c)           Upon reaching an age when the Executive and his spouse are entitled to receive Medicare, the Executive and his spouse shall enroll to receive Medicare and the Company shall pay the premiums due on a Medicare supplement insurance policy so that the coverage provided through Medicare and the Medicare supplement insurance policy shall be as nearly equivalent as possible to the coverage provided the Executive and his spouse prior to the Executive’s termination of employment.

The purpose of this paragraph is to provide, to the extent possible, that upon termination of the Executive’s employment with the Company (other than discharge for cause as defined above), the Executive and his spouse shall have, following termination of the Executive’s employment, seamless health care coverage provided at the Company’s expense that is comparable to the coverage provided the Executive and his spouse prior to the Executive’s termination of employment.  The foregoing notwithstanding, after termination of the Executive’s employment with the Company, if the Executive should be employed by another company which provides group health benefits for the Executive, the coverage provided herein shall be secondary and supplemental to any such coverage.

3.             Paragraphs 6 through 11 of the Agreement shall be re-numbered Paragraphs 7 through 12.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment, as of the day and year first above written.

PACIFIC NORTHWEST BANCORP

By:	/s/ Michael T. Crawford	/s/ Patrick M. Fahey
	Michael T. Crawford	PATRICK M. FAHEY